Exhibit 10.1

Execution Version

Redactions with respect to certain portions hereof denoted with “***”

LOCK-UP RELEASE AGREEMENT

This LOCK-UP RELEASE AGREEMENT (this “Agreement”), dated as of February 1, 2024, is made by and among Zoomcar Holdings, Inc., a Delaware corporation (the “Company”), ASJC Global LLC – Series 24 (“ASJC”), and Cohen Sponsor LLC – A24 RS (“Sponsor Investor”, and together with ASJC, the “Investors”). The Company and the Investors shall be referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement (as defined below).

WHEREAS, on December 28, 2023, the Company, which was previously known as Innovative International Acquisition Corp., a Cayman Islands exempted company (“IOAC”), consummated its previously announced business combination (the “Business Combination”) with Zoomcar, Inc., a Delaware corporation (“Zoomcar”), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022 (the “Merger Agreement”), by and among IOAC, Innovative International Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of IOAC (“Merger Sub”), Zoomcar, and Greg Moran, solely in the capacity as the representative of the Zoomcar stockholders;

WHEREAS, the consummation of the Business Combination involved (i) prior to the closing of the Business Combination, the continuation of IOAC into the State of Delaware so as to become a Delaware corporation (the “Domestication”) and (ii) the merger of Merger Sub with and into Zoomcar, with Zoomcar continuing as the surviving corporation, as well as the other transactions contemplated in the Merger Agreement;

WHEREAS, on October 26, 2021, IOAC entered into with its officers, its directors, and IOAC’s sponsor, Innovative International Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), that certain Letter agreement (the “Letter Agreement”);

WHEREAS, Section 7 of the Letter Agreement provides for certain restrictions of transfer by the Sponsor of securities of the Company, including that the Sponsor shall not Transfer (A) any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the earlier of (i) six months after the completion of the Company’s initial Business Combination or (ii) subsequent to the Business Combination, (x) if the last sale price of the Ordinary Shares equals or exceeds $12.00 per Ordinary Share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property, and (B) any Private Placement Shares, until 30 days after the completion of a Business Combination (such restrictions of transfer, the “Lock-Up”);

WHEREAS, pursuant to the Underwriting Agreement, dated as of October 16, 2021, entered into in connection with IOAC’s initial public offering, IOAC previously agreed that any amendments, modifications or changes to the Letter Agreement would require the consent of Cantor Fitzgerald & Co. (the “Representative”) acting as representative for the other underwriters pursuant thereto, and the consent for this Agreement has been obtained by the Company from the Representative;

WHEREAS, as a result of the Domestication, each Ordinary Share has now been cancelled and converted into one share of common stock of the Company, par value $0.0001 per share (“Common Stock”);

WHEREAS, the Investors are members of the Sponsor, and as such, have had distributed to them securities of the Company, including shares of Common Stock, that are subject to the Lock-Up; and

WHEREAS, the Parties, in exchange for the consideration set forth in this Agreement, desire to release the Investors from the Lock-Up for the Common Stock held by the Investors.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Release from Lock-Up. Upon the full execution of this Agreement by the Parties, the Company shall immediately release for a period of 120 calendar days (the “Lock-Up Release Period”) (a) ASJC from the terms of the Lock-Up as to 2,375,925 shares of Common Stock (the “ASJC Shares”) and (b) Sponsor Investor from the terms of the Lock-Up as to 2,041,575 shares of Common Stock (the “Sponsor Investor Shares”, and collectively with the ASJC Shares, the “Shares”), in each case as provided for in Section 7 of the Letter Agreement, and ASJC and Sponsor Investor will not be subject to any contractual restrictions on transfer of the ASJC Shares and the Sponsor Investor Shares, as applicable.

2. Notice to Transfer Agent. Upon full execution of this Agreement, the Company will immediately notify its transfer agent that the Shares are not subject to the Lock-Up or any other contractual restrictions on transfer, and instruct its transfer agent to within 1 business day of the date of this Agreement deliver (i) by email a written statement to ASJC and Sponsor Investor evidencing its ownership of the ASJC Shares, free of any restrictive legend, and within 3 business days (ii) the Shares to the designated brokerage account of ASJC and Sponsor Investor, as applicable.

3. Reversal of Release. To the extent that ASCJ or Sponsor Investor do not sell a Share during the Lock-Up Release Period, then if such Share is delivered to the Company’s transfer agent to re-affix the Lock-Up legend as described in Section 7 of the Letter Agreement within 10 business days of the expiration of the Lock-Up Release Period, no consideration will be due from the Investor pursuant to Section 4 of this Agreement for any Shares that are delivered back to the Company’s transfer agent in accordance with this Section 3.

4. Consideration. As consideration for the release provided for in Section 1 of this Agreement, the Investors will pay to the Company the consideration as described in Schedule A hereto which consideration will be paid in the timeframe described in Schedule A hereto, less any legal fees incurred by the Investors in connection with this Agreement, with the amount of such legal fees not to exceed $50,000.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors:

(a) that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought; and

(b) that upon release from the Lock-Up as provided for herein, the Shares will be freely tradable by the Investors, without any limitations, contractual or otherwise.

6.  Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company:

(a) The execution, delivery and performance by Investor of this Agreement are within the powers of Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule or regulation applicable to Investor, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Investor is a party or by which Investor is bound, and will not violate any provisions of Investor’s organizational documents. The signature on this Agreement is genuine and this Agreement constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms.

(b) The Investor is acting solely on its own behalf, and not on behalf of any other party.

7. Disclosure. The Company agrees to comply with applicable SEC guidance in respect of disclosure of the Agreement and the transactions contemplated hereby. The Company shall provide the Investors with all public disclosure relating to the Agreement, including the Form 8-K and any other filing that announces the Agreement, so that the Investors can ensure that such public disclosure adequately discloses the material terms and conditions of the Agreement and the transactions contemplated hereby and all material non-public information disclosed to the Investors in connection with the Agreement, and the Company shall not file or release any such disclosure without the consent of the Investors, provided that if the Investors unreasonably withhold consent or do not promptly respond to the Company’s request for consent, the Company may file or release any such disclosure that should be reasonably acceptable to the Investors. The Company shall file the Form 8-K announcing the Agreement on the same day that the Agreement is fully executed by the Parties (or the next business day if the execution date is not a business day), as promptly after such execution as possible, including during the trading day. The Form 8-K announcing the Agreement will include disclosure of the Agreement and attach a copy of the Agreement as an exhibit.

8. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when emailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

If to the Investors:

ASJC Global LLC – Series 24

3 Columbus Circle

24th Floor

New York, NY 10019

Attention: General Counsel

Email: gc@cohenandcompany.com

Cohen Sponsor LLC – A24 RS

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: General Counsel

Email: gc@cohenandcompany.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attn: Jeffrey C. Selman

E-mail: jeffrey.selman@us.dlapiper.com

If to the Company:

Zoomcar Holdings, Inc.

Anjaneya Techno Park, No. 147, 1st Floor

Kodihalli, Bangalore, India 560008

Attn: Gregory Moran

Email: Greg@zoomcar.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn: Matthew Bernstein, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: mbernstein@egsllp.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

9. Indemnification. The Company agrees to indemnify and hold harmless the Investors, each of their affiliates and their assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but not including financial losses to an Indemnified Party relating to the economic terms of any sales of the Shares provided that the Company performs its obligations under this Agreement in accordance with its terms), claims, damages and liabilities (or actions in respect thereof) and reasonable and documented out-of-pocket expenses, joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, (whether arising out of any action between any of the Indemnified Parties and the Company or between any of the Indemnified Parties and any third party, or otherwise) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon the Agreement or the transactions contemplated hereby, including any material breach of any covenant, representation or warranty made by the Company in this Agreement, regulatory filings and submissions made by or on behalf of the Company related to the Agreement or the transactions contemplated hereby, or any untrue statement or alleged untrue statement of a material fact contained in any press release, filings or other document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is related to the manner in which the Investors sell, or arising out of any sales by the Investors of, any Shares, or found in a nonappealable judgment by a court of competent jurisdiction to have resulted from either of the Investors’ material breach of any covenant, representation or other obligation in this Agreement. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then the Company shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition (and in addition to any deduction for incurred legal fees as provided for in Section 4 of this Agreement), the Company will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from such Indemnified Party’s breach of any covenant, representation or other obligation in this Agreement or from the gross negligence, willful misconduct or bad faith of the Indemnified Party or breach of any U.S. federal or state securities laws or the rules, regulations or applicable interpretations of the SEC. The aggregate amount of all losses for which the Company may be liable pursuant to this Section 9 shall not exceed the aggregate amount paid by the Investors to the Company pursuant to Section 4. The provisions of this paragraph shall survive the completion of the transactions contemplated by this Agreement and any assignment and/or delegation of this Agreement shall inure to the benefit of any permitted assignee of the Investors.

10. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10 shall be null and void, ab initio.

11. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

12. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

15. Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, New York City, New York or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in the Borough of Manhattan, New York City, New York, and any appellate court from any appeal thereof, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such courts, (ii) agrees that any claim in respect of any such action may be heard and determined in the courts of the State of New York located in the Borough of Manhattan, New York City, New York or, to the extent permitted by law, in such federal court as provided for in this Section 15, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action in the courts of the State of New York located in the Borough of Manhattan, New York City, New York or such federal court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in the courts of the State of New York located in the Borough of Manhattan, New York City, New York or such federal court. Each of the Parties agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 8 of this Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 16 shall not be required to provide any bond or other security in connection with any such injunction.

17. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein.

(Signature page follows.)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ASJC:

ASJC Global LLC – Series 24
Cohen and Company Financial Management, its financial manager

By:	/s/ Andrew Davilman
Name:	Andrew Davilman
Its:	COO

SPONSOR INVESTOR:

Cohen Sponsor LLC – A24 RS

By:	/s/ Lester Brafman
Name:	Lester Brafman
Its:	Authorized Person

COMPANY:

Zoomcar Holdings, Inc.

By:	/s/ Greg Moran
Name:	Greg Moran
Its:	Chief Executive Officer and Director

Redactions with respect to certain portions hereof denoted with “***”

SCHEDULE A

Within 3 business days following each 14 calendar day period beginning on the date of this Agreement, the Investors shall pay a cash fee to the Company as described below for each Share sold during the relevant 14 calendar day period by the Investors following removal of the Lock-Up legend as described herein. The consideration to be paid by the Investors to the Company for each Share will be determined according to the below table based on the volume-weighted average price of the Shares as determined by the Investors over the relevant 14 calendar day period described in the foregoing sentence (excluding any pre-market or after hours trading of the Shares during such period). The Investors covenant and agree that in no event shall they sell any Shares at a price per share below $2.00. The Investors further covenant and agree that the maximum number of Shares that an Investor will sell on any day shall not exceed the “Max % of Daily Volume” below.

***